State of California (Logo/Seal)


                               SECRETARY OF STATE

                             CERTIFICATE OF STATUS
                              FOREIGN CORPORATION

I, BILL JONES, Secretary of State of the State of California, hereby certify:

That on the 12th day of March, 1993, INSTANT VIDEO TECHNOLOGIES, INC., a corporation organized and existing under the laws of Delaware, complied with the requirements of California law in effect on that date for the purpose of qualifying to transact intrastate business in this State; and

That the above corporation is entitled to transact intrastate business in the State of California as the date of this certificate, however, subject to any licensing requirements otherwise imposed by the laws of this State; and

That no information is available in this office on the financial condition, business activity or practices of this corporation.


[SEAL]                                  IN WITNESS WHEREOF, I execute
                                         this certificate and affix the Great
                                         Seal of the State of California this
                                         28th day of August, 1997.


                                        /s/ Bill Jones

                                        Secretary of State